Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Cas Purdy	Rasmus van der Colff
Guidance Software, Inc.	Guidance Software, Inc.
626-476-1821	626-229-9191 x107
cas.purdy@guidancesoftware.com	investorrelations@guidancesoftware.com

Guidance Software Acquires Assets of Forensic Hardware Leader Tableau LLC

Tableau President to Lead Dedicated Business Unit Focused on Forensic

Software and Hardware

PASADENA, Calif. – May 10, 2010 – Guidance Software, Inc. (NASDAQ: GUID) today announced it has signed a definitive agreement to acquire substantially all of the assets of Tableau, LLC, a privately-held developer and manufacturer of computer forensic hardware. This acquisition extends Guidance Software’s existing leadership in computer forensics technology by combining software with hardware for a complete forensic framework for the law enforcement, legal and corporate communities.

The purchase price for this transaction was $12.3 million in cash. The assets of Tableau include cash of $1.6 million. Guidance Software expects this transaction to increase previous revenue guidance by $3 million and be $0.03 accretive to its non-GAAP earnings per share in 2010. The acquisition closed May 7, 2010.

Guidance Software customers now have access to a family of data-acquisition products – tools to gather evidence and other data – including multiple “write blocker” products, forensic duplicators and other hardware. Write-blockers protect data while it is being collected during the computer forensic process, eliminating any risk of changing the data – especially useful in criminal cases and other legal investigations. Tableau has sold more than 100,000 write-blockers since the company’s inception. Forensic duplicators provide an efficient and forensically sound way to copy data being used in a computer forensics investigation.

“Tableau is, by far, the leader in forensic hardware, and their products complement our industry-leading EnCase® Forensic software,” said Victor Limongelli, president and chief executive officer, Guidance Software. “The acquisition serves our key strategic aim to strengthen our leadership position in the computer forensics market. Customers should benefit from a broadened product line addressing the complete forensic process, with improved interoperability and best-in-class performance.”

Guidance Software also has created a forensic business unit, headed by former President of Tableau Robert Botchek. The business unit is dedicated to continuing Guidance Software’s leadership in computer forensics by developing and delivering software and hardware products trusted by forensic, law enforcement, defense, and intelligence organizations worldwide.

“Forensic users want a vendor focused on their needs, and that’s exactly what we will give them with the new forensic business unit,” said Botchek, now senior vice president of Forensic Solutions at Guidance Software. “Our mission is simple: listen to users and apply our combined talents in software and hardware to tailor EnCase products for their needs.”

In addition to the forensic business unit’s focus on the needs of law enforcement and other computer forensics customers, Guidance Software will continue to invest in its EnCase® eDiscovery and EnCase® Cybersecurity products, as well as its EnCase® Enterprise platform, which is trusted by more than 800 customers. These product lines continue to be a major focus, and represent an important growth opportunity.

About Guidance Software

Guidance Software, Inc. (NASDAQ: GUID) is recognized worldwide as the industry leader in digital investigative solutions. Its EnCase® platform provides the foundation for government, corporate and law enforcement organizations to conduct thorough, network-enabled, and court-validated computer investigations of any kind, such as responding to eDiscovery requests, conducting internal investigations, responding to regulatory inquiries or performing data and compliance auditing - all while maintaining the integrity of the data. There are more than 30,000 licensed users of the EnCase technology worldwide, the EnCase Enterprise platform is used by over half of the Fortune 100, and thousands attend Guidance Software’s renowned training programs annually. Validated by numerous courts, corporate legal departments, government agencies and law enforcement organizations worldwide, EnCase has been honored with industry awards and recognition from Law Technology News, SC Magazine, Government Security News, Law Enforcement Technology, and KMWorld, For more information about Guidance Software, visit www.guidancesoftware.com.

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EnCase®, EnScript®, FastBloc®, Guidance Software® and EnCE® are registered trademarks or trademarks owned by Guidance Software in the United States and other jurisdictions and may not be used without prior written permission. All other marks and brands may be claimed as the property of their respective owners.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations.

There can be no assurance that demand for the Guidance Software’s products will continue at current or greater levels, or that the Company will continue to grow revenues, or be profitable.

There are also risks that the Guidance Software’s pursuit of providing network security and eDiscovery technology might not be successful, or that if successful, it will not materially enhance the Guidance Software’s financial performance; that the Company could fail to retain key employees; that changes in customer requirements and other general economic and political uncertainties could impact the Guidance Software’s relationship with its customers; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Guidance Software’s periodic reports and registration statements filed with the Securities and Exchange Commission.

The Company specifically disclaims any responsibility for updating these forward-looking statements.